SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2000

                    THE DOW CHEMICAL COMPANY
     (Exact name of registrant as specified in its charter)


     Delaware             1-3433            38-1285128
 (State or other     (Commission File     (IRS Employer
 jurisdiction of         Number)          Identification
  incorporation)                               No.)


     2030 Dow Center, Midland, Michigan             48674
  (Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code:  (517) 636-1000


                         Not applicable
 (Former name or former address, if changed since last report.)


Item 5.  Other Events

     The Dow Chemical Company issued a press release on March 6, 2000, the text of which is as follows:

                 Dow Seeks Shareholder Approval
          To Increase Authorized Shares For Stock Split

(MIDLAND, Mich., March 6, 2000) - The Dow Chemical Company has announced plans for a future three-for-one split of the company's common stock, pending stockholder approval to authorize additional shares in proportion to the planned stock split.

The proposal to increase the number of authorized shares will be placed on the agenda of Dow's annual meeting, which will be held May 11, 2000. Details will be sent to stockholders in the annual meeting Proxy mailing in late March. After stockholder approval of the share increase, Dow's Board of Directors plans to declare the stock split, which will be effected in the form of a stock
dividend.   Dow's last stock split, which was declared on a three-
for-two basis, was paid in 1989 and was also in the form of a stock dividend.

According to J. Pedro Reinhard, executive vice president and chief financial officer, this proposal is unrelated to Dow's pending merger with Union Carbide Corporation, which is currently undergoing regulatory reviews. No additional authorized shares are necessary to complete the merger.

The Dow Chemical Company is a global science and technology based company that develops and manufactures a portfolio of chemical, plastic and agricultural products and services for customers in 168 countries around the world. With annual sales of more than $18 billion, the company conducts its operations through 14 global businesses employing 39,000 people and supplies more than 3,500 products. For more information, visit Dow's web site: www.dow.com.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    THE DOW CHEMICAL COMPANY
                           Registrant



                                   /s/JOHN SCRIVEN
                                   John Scriven
                                   Vice President, General Counsel
                                   and Secretary

                                   Date:  March 6, 2000